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                                                                    EXHIBIT 99.1


[LOGO]

                POGO PRODUCING COMPANY TO ACQUIRE NORTH CENTRAL
                  OIL CORPORATION IN $750 MILLION TRANSACTION

Houston, TX, November 20, 2000 - Pogo Producing Company (NYSE: PPP) ("Pogo") today announced that its board of directors has approved a definitive merger agreement to acquire NORIC Corporation, the parent corporation of North Central Oil Corporation ("North Central") for approximately $630 million in cash and Pogo common stock. Pogo will also assume approximately $120 million of North Central's net debt. The combined company will have an equity value of approximately $1.3 billion and a total enterprise value of approximately $2.2 billion.

The transaction will be accounted for as a purchase and is expected to be immediately accretive to earnings, cash flow, reserves and production per share. Pogo anticipates that the transaction can be completed in the first quarter of 2001.

Under the agreement, NORIC shareholders will receive approximately $630 million in a combination of 50% cash and 50% Pogo common stock, subject to a collar. The transaction is expected to be tax free to Pogo and tax free to NORIC shareholders to the extent they receive Pogo common stock.

On a pro forma basis, the merger is anticipated to:

        . Increase Pogo's total proved oil and gas reserves by 63% from 847.4
          Billion cubic feet of natural gas equivalent ("Bcfe") consisting of 44% gas and 56% oil as of year-end 1999 to 1,379.7 Bcfe consisting of 61% gas and 39% oil

        . Increase Pogo's projected annual 2000 production by 35% from 122 Bcfe to 165 Bcfe

        . Complement Pogo's already attractive reserve and production mix with North Central's quality North American natural gas assets

        . Extend Pogo's current indicated reserve life by 20% to 8.3 years

Paul G. Van Wagenen, chairman, president and chief executive officer of Pogo, said, "Pogo has had a record year in terms of both revenues and production. Now, through our exciting combination with North Central, we can look forward to building on these successes in the years ahead. This transaction will enable us to achieve a number of key strategic objectives going forward, including the significant enhancement of our long-lived North American natural gas position and improved exploration and production potential in our core domestic operating areas in and around the Gulf of Mexico. North Central has an unbroken 17-year reserve replacement record, as well as a large inventory of operated properties, high-impact potential prospects and attractive exploration acreage. We expect to realize additional benefits from our increased production of natural gas, which we believe will be the energy commodity of choice for the next several years."

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"We are excited about the tremendous upside potential this transaction creates for our company, our shareholders and our employees alike. Our combination with North Central will provide us with a highly concentrated property mix centered in five core areas, augmenting our strong presence in the Gulf of Mexico and Permian Basin areas and further diversifying our existing operations in Thailand and Hungary with new properties in the Rocky Mountain region. Additionally, the cash flow generated from our increased production will serve to fund Pogo's sizable inventory of high-impact exploration projects. This transaction will also result in a stronger financial position for the combined company, which will allow us to more aggressively pursue future exploration, development and acquisition opportunities," he continued.

"By matching North Central's operational strengths with our successful approach to identifying, developing and producing from high-quality properties around the world, we will realize a more profitable, cost-efficient structure for the combined company. What's more, the addition of North Central's talented employees, including several highly trained scientists and technicians, will further enhance Pogo's first-rate team. The depth of skill sets created by this combination will enable us to seize exciting high-growth opportunities around the world," Mr. Van Wagenen concluded.

Proved Reserves. On a pro forma basis, total proved reserves will be approximately 1.4 Tcfe reflecting Pogo's reserves of 847.4 Bcfe as of December 31, 1999 and North Central's reserves of 532.3 Bcfe as of June 30, 2000. The combination will result in an improved geographic diversification of the new company's reserve base. North Central's reserves, located exclusively in North America, will be blended with Pogo's 56% domestic and 44% international reserves. With the addition of North Central's reserves, which are comprised of 88% natural gas, Pogo's natural gas reserves will be more than doubled. The resulting pro forma reserve mix will be 61% natural gas and 39% oil.

Exploration. Pogo's attractive core exploration regions that include the Gulf of Mexico, offshore Thailand, the Permian Basin, Hungary, Canada, and the North Sea are accentuated by North Central's significant onshore potential in the South and East Texas, South Louisiana and Rocky Mountain areas. The Los Mogotes and Hundido Fields, located in Zapata County, Texas, contain multiple Wilcox horizons where significant reserve potential has been identified by analysis of the existing 124 square miles of licensed 3-D seismic. In the Rocky Mountains, the down-dip potential of the Madden Deep Unit is estimated to be extensive. There are also over 140 identified exploration drilling locations to pursue in the onshore and offshore Gulf Coast regions.


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Development.  In Thailand, Pogo will continue to develop the Benchamas,
Tantawan, and Maliwan fields. The company is in the process of upgrading facilities to handle the current prolific production and is also initiating development of at least six additional platform areas. The offshore Gulf of Mexico will require deep-water development of Pogo's Mississippi Canyon 661/705 and Ewing Banks 871/872 discoveries. In the Permian Basin, Pogo will continue the highly successful development campaigns of dozens of fields with Brushy Canyon and Morrow production. The companies' combined program will also include 100 development opportunities in South Texas. In the Shallow Madden Lower Fort Union formation, there are over 50 development locations that have been identified to pursue. Synergy of operations will result from North Central's Main Pass 10 development with Pogo's forthcoming development of significant discoveries in Main Pass 76 and Main Pass 61/62.

Discretionary Cash Flow. In 1999, Pogo and North Central generated a combined $132.5 million of discretionary cash flow. Given the rising production profiles of both companies and expectations for continued improvement in commodity prices, pro forma discretionary cash flow is projected to increase by 185% to $378 million in 2000. Pogo plans to hedge a significant portion of North Central's gas volumes through at least 2002 to take advantage of the strong North American natural gas market.

Under the terms of the agreement, NORIC's shareholders will receive approximately $315 million of Pogo common shares so long as the average closing price of Pogo stock during the 20-day trading period ending on the fifth trading day prior to the merger closing is between $22.25 and $27.25. If the average closing price is less than $22.25, the number of Pogo common shares to be issued will be approximately 14.2 million. If the average closing price is greater than $27.25, the number of Pogo common shares to be issued will be approximately
11.6 million.

Pogo intends to finance the cash portion of the acquisition through a combination of cash on hand and a new bank revolving credit facility.

Pogo expects the transaction to result in general and administrative cost efficiencies of approximately 40%. Savings are expected to come from the elimination of duplicative activities, improved operating efficiencies and the combination of the companies' work forces.

The combined company, to be called Pogo Producing Company, will be headquartered in Houston, TX. Upon closure of the transaction, Paul G. Van Wagenen will remain as chairman, president and chief executive officer of the combined company.

The transaction is conditioned upon, among other things, the approval of the stockholders of both companies and customary regulatory approvals.

Merrill Lynch & Co. acted as financial advisor and provided a fairness opinion to Pogo, and Baker Botts LLP acted as Pogo's legal advisors. Goldman, Sachs & Co. served as financial advisor to NORIC and North Central and Shearman & Sterling served as legal advisors.


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About North Central Oil Corporation

North Central is an independent oil and gas exploration and production company headquartered in Houston, TX with properties concentrated in four core areas:
South Texas, the Rocky Mountains, South Louisiana and the Texas Gulf Coast.


About Pogo Producing Company

Pogo Producing Company explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns various ownership interests in 106 federal and state Gulf of Mexico lease blocks offshore from Louisiana and Texas. Pogo also owns approximately 340,000 gross leasehold acres in various oil and gas provinces onshore in the United States and Canada, approximately 713,000 gross acres in the Gulf of Thailand, approximately 778,000 gross acres in Hungary, and approximately 193,000 gross acres in the United Kingdom and Denmark sectors of the North Sea.


Private Securities Litigation Reform Act Safe Harbor Statement

Except for the historical and present factual information contained herein, the matters set in this presentation, including statements as to the expected benefits of the merger such as efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from the merger cannot be fully realized, the possibility that costs or difficulties related to the integration of our businesses will be greater than expected, the impact of competition and other risk factors relating to our industry as detailed from time to time in Pogo's reports filed with the SEC. Pogo and North Central disclaim any responsibility to update these forward-looking statements.


Additional Information

Investors and security holders of Pogo Producing Company are urged to read the proxy statement regarding the business combination transactions referred to above, when it becomes available, because it will contain important information. The proxy statement will be filed with the SEC by Pogo Producing Company. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed by Pogo Producing Company with the SEC at the SEC's website at www.sec.gov. The proxy statement and these
                                -----------
other documents may also be obtained free of charge by directing a request to Pogo Producing Company, 5 Greenway Plaza, Suite 2700, Houston, TX 77046,
Attn: Investor Relations, or by telephone at (713) 297-5000 or by fax at
(713) 297-5100.

In addition, the identity of the individuals who, under SEC rules, may be considered "participants in the solicitation" of Pogo Producing Company stockholders, in connection with the proposed merger, and information concerning their interests, is available in an SEC filing under Schedule 14A made by Pogo Producing Company on November 20, 2000.


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There will be a financial analyst teleconference call on Monday, November 20,
2000 at 9:45 AM EST. The call can be monitored through a live broadcast via the World Wide Web at www.pogoproducing.com and www.streetfusion.com. A rebroadcast
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will be available on both of these websites through December 20, 2000.
Real Network's Real Player or Microsoft Media Player is required to access the webcast. They can be downloaded from www.real.com or
                                         ------------
www.microsoft.com/windows/mediaplayer.
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Contact for Pogo:
James P. Ulm II
Vice President and Chief Financial Officer
(713) 297-5152

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